Exhibit 99.1
FOR IMMEDIATE RELEASE
Kaiser Aluminum Reports Second Quarter 2008 Financial Results
•	Record heat treat plate shipments reflect robust aerospace and defense related demand
•	Operating income impacted by escalating energy costs and related cost pressures
•	Investment in organic growth and efficiency initiatives continues as planned
FOOTHILL RANCH, Calif., August 6, 2008 — Kaiser Aluminum Corporation (NASDAQ:KALU) today reported net income of $22.8 million for the second quarter 2008, compared to net income of $34.7 million for the second quarter 2007. Earnings per diluted share were $1.12 and $1.71 for the second quarter 2008 and 2007, respectively.
For the six months ended June 30, 2008, the company reported net income of $61.9 million, compared to $51.8 million for the same period in 2007. Earnings per diluted share were $3.04 for the six months ended June 30, 2008 compared to $2.56 in the prior year period. Net income and earnings per diluted share for the six months ended June 30, 2008 were favorably impacted by unrealized gains on derivative transactions.
“We continued to experience robust demand for aerospace and defense products,” said Jack A. Hockema, Chairman, President and CEO. “However our results were negatively impacted by escalating energy related costs and operating inefficiencies in our rod/bar value stream, which our energy surcharge and our Kalamazoo initiative are intended to address.”
Consolidated net sales for the second quarter ended June 30, 2008 increased 7 percent to $413.5 million, compared to $385.1 million for the second quarter 2007. The increase primarily reflects an 8 percent increase in shipments from the Fabricated Products segment and an increase in Primary Aluminum realized prices, partially offset by a reduction in Primary Aluminum shipments due to the fire at Anglesey that significantly reduced production in the latter half of June 2008. For the six months ended June 30, 2008, consolidated net sales increased 5 percent to $812.5 million compared to $777.3 million in the six months ended June 30, 2007. The increase in net sales is primarily the result of 8 percent higher shipments, partially offset by a reduction in average realized price from our Fabricated Products segment as well as lower shipments in the Primary Aluminum segment.
Operating income on a consolidated basis for the second quarter decreased to $38.0 million from $62.7 million in the prior year period reflecting weaker results from both Fabricated Products and Primary Aluminum segments. In addition, the second quarter of 2007 benefited from several non-run-rate gains recorded in the Corporate segment. Operating income on a consolidated basis for the six months ended June 30, 2008 increased to $106.1 million compared to $95.0 million for the six months ended June 30, 2007, partly due to significant unrealized mark-to-market gains on the company’s derivative hedging contracts.
Fabricated Products
Operating income in Fabricated Products was $42.9 million for the second quarter 2008 compared to $48.1 million in the prior-year period. Operating income for the six months ended June 30, 2008 was $82.9 million compared to $89.5 million for the same period in 2007. Operating income for both the quarter and six months ended June 30, 2007 reflected record results in the Fabricated Products segment. Operating income in 2008 for both the quarter and six month periods reflect a favorable impact from an 8 percent increase in shipments, which was more than offset by unfavorable energy related costs, operating inefficiencies in the rod/bar value stream and higher depreciation related to the commissioning of new production assets. The six month period also was impacted by unfavorable currency exchange rates and higher major maintenance expense.
“We expect our strong overall shipments trend to continue throughout the second half 2008, driven by sustained strong aerospace and defense demand for heat treat plate and other products,” said Mr. Hockema. “Our new automotive programs and selected export opportunities are anticipated to partially offset the weakness in domestic automotive demand, and we anticipate the energy surcharge implemented as of July 1st will begin to soften the negative impact of volatile energy costs.”
Primary Aluminum
Operating income in Primary Aluminum was $8.1 million for the second quarter 2008, compared to $14.2 million for the second quarter 2007. The impact of higher realized aluminum prices net of hedging was more than offset by lower shipments as a result of the production outage at Anglesey in June 2008, higher power costs, and the impact of unfavorable currency exchange rates net of hedging.
Operating income for the six months ended June 30, 2008 was $48.7 million compared to $18.4 million in the prior year period, reflecting $34.1 million of higher unrealized mark-to-market gains for metal and currency derivatives. Additionally, the favorable impact of higher realized prices was more than offset by lower volume due to the production outage at Anglesey, higher power costs, and the net impact of unfavorable currency exchange rates net of hedging.
The first of two potlines at Anglesey was restored to full production in late July. Anglesey is anticipated to begin production on the second potline in late August and be at full production by the end of November. The company expects that Anglesey’s property damage and business interruption insurance will cover financial losses of Anglesey and its owners although the timing of insurance recoveries is uncertain and could have a potentially significant impact on quarterly results.
Corporate Highlights
The third and final phase of the heat treat plate expansion program began as planned in June, resulting in a scheduled production interruption on one heat treat furnace to expand its capacity. The furnace is expected to be fully operational by the end of 2008.
Other projects are proceeding as planned. The Kalamazoo facility is on track for completion by late 2009 and is expected to significantly improve the cost structure of the rod/bar value stream. Additional planned outages are scheduled in the third quarter of 2008 to install equipment upgrades at our Los Angeles, Chandler and Tulsa operations. Major maintenance expense related to planned projects is anticipated to result in higher costs in Fabricated Products during the third quarter.
The company increased inventory during the second quarter (resulting in higher working capital and lower cash from operations) to continue to serve customers during the upcoming scheduled outages.
The company continues to maintain sufficient liquidity to support expansion plans and strategic initiatives for profitable growth.
During the quarter the company announced a 33 percent increase in its quarterly dividend to $0.24 per share and a $75 million share repurchase program.
Conference Call
Kaiser Aluminum will host a conference call on August 7, 2008 at 10:00am (Pacific Time) to discuss second quarter 2008 results. To participate, call the conference call line at 1-877-440-5785. A link to the simultaneous web cast can be accessed on the company website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the start of the call. An archive of the call will be available at the same website location until September 7, 2008.
Kaiser Aluminum, headquartered in Foothill Ranch, Calif., is a leading producer of fabricated aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The company’s North American facilities annually produce more than 500 million pounds of value-added sheet, plate, extrusions, forgings, rod, bar and tube products, adhering to traditions of quality, innovation and service that have been key components of our culture since the company was founded in 1946. The company’s stock is included in the Russell 2000® index. For more information, please visit www.kaiseraluminum.com.
F-1101
This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and that actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) changes in economic or aluminum industry business conditions generally, including global supply and demand conditions; (b) changes in the markets served by the company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the company; (c) the company’s ability to complete its expansion and other organic growth projects as planned and by targeted completion dates; (d) the company’s ability to effectively address escalating energy related costs and operating inefficiencies through surcharges and other initiatives; (e) the company’s ability to meet contractual commitments and obligations to supply products meeting required specifications; (f) customer performance; (g) uncertainty with respect to the future operation of Anglesey, including Anglesey’s ability to successfully restore capacity and assert insurance claims for the financial losses of Anglesey and its owners resulting from the recent outage; (h) changes in competitive factors in the markets served by the company; (i) developments in technology used by the company, its competitors or its customers; (j) changes in accounting that may affect the company’s reported earnings, operating income or results; and (k) other risk factors summarized in the company’s reports filed with the Securities and Exchange Commission, including the company’s Form 10-K for the year ended December 31, 2007. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. All information in this release is as of the date of the release. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.
Investor Relations Contact:
Dan Rinkenberger or
Melinda C. Ellsworth
Kaiser Aluminum
(949) 614-1740
Public Relations Contact:
Geoff Mordock
Fleishman-Hillard
(323) 762-1818

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (1) (2)
(Unaudited)
(In millions of dollars except share and per share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net sales	$413.5	$385.1	$812.5	$777.3

Costs and expenses:
Cost of products sold, excluding depreciation	352.0	314.0	660.5	651.1
Depreciation and amortization	3.7	2.7	7.2	5.3
Selling, administrative, research and development, and general	19.7	19.2	38.5	38.2
Other operating (benefits) charges, net	.1	(13.5)	.2	(12.3)

Total costs and expenses	375.5	322.4	706.4	682.3

Operating income	38.0	62.7	106.1	95.0
Other income (expense):
Interest expense	(.3)	(.6)	(.5)	(1.2)
Other income (expense), net	.6	1.1	1.2	2.3

Income before income taxes	38.3	63.2	106.8	96.1
Provision for income taxes	(15.5)	(28.5)	(44.9)	(44.3)

Net income	$22.8	$34.7	$61.9	$51.8

Earnings per share — Basic:
Net income per share	$1.14	$1.73	$3.09	$2.59

Earnings per share — Diluted :
Net income per share	$1.12	$1.71	$3.04	$2.56

Weighted average number of common shares outstanding (000):
Basic	20,042	20,013	20,034	20,007

Diluted	20,409	20,237	20,391	20,209

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which owns an aluminum smelter in the United Kingdom.

(2)	Please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 for additional detail regarding the items in the table.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
SELECTED OPERATIONAL AND FINANCIAL INFORMATION (1) (2)
(Unaudited)
(In millions of dollars except shipments and average realized third-party sales price)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Shipments (millions of pounds):
Fabricated Products	148.4	137.9	300.2	277.9
Primary Aluminum	36.8	39.4	73.8	78.5

	185.2	177.3	374.0	356.4

Average Realized Third Party Sales Price (per pound):
Fabricated Products	$2.42	$2.40	$2.36	$2.41
Primary Aluminum	$1.48	$1.37	$1.41	$1.38
Net Sales:
Fabricated Products	$359.2	$331.1	$708.4	$669.1
Primary Aluminum	54.3	54.0	104.1	108.2

Total Net Sales	$413.5	$385.1	$812.5	$777.3
Segment Operating Income:
Fabricated Products	$42.9	$48.1	$82.9	$89.5
Primary Aluminum	8.1	14.2	48.7	18.4
Corporate and Other	(12.9)	(13.1)	(25.3)	(25.2)
Other Operating Benefits (Charges), Net	(.1)	13.5	(.2)	12.3

Total Operating Income	$38.0	$62.7	$106.1	$95.0
Net Income	$22.8	$34.7	$61.9	$51.8
Capital Expenditures, (net of change in accounts payable)	$23.3	$20.3	$38.3	$27.7

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which owns an aluminum smelter in the United Kingdom.

(2)	Please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 for additional detail regarding the items in the table.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS (1) (2)
(Unaudited)
(In millions of dollars)

	June 30,	December 31,
	2008	2007
Assets
Current assets (3)	470.9	454.6
Investments in and advances to unconsolidated affiliate	44.5	41.3
Property, plant, and equipment — net	253.3	222.7
Net assets in respect of VEBAs	134.8	134.9
Deferred tax assets — net	232.8	268.6
Other assets	76.5	43.1

Total	$1,212.8	$1,165.2

Liabilities & Stockholders’ Equity
Current liabilities	154.3	165.4
Long-term liabilities	57.5	57.0

Commitments and contingencies

Stockholders’ equity:
Common stock	.2	.2
Additional capital	953.2	948.9
Retained earnings	169.3	116.1
Common stock owned by Union VEBA subject to transfer restrictions, at reorganization value	(116.4)	(116.4)
Accumulative other comprehensive income (loss)	(5.3)	(6.0)

Total stockholders’ equity	1,001.0	942.8

Total	$1,212.8	$1,165.2

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which owns an aluminum smelter in the United Kingdom.

(2)	Please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 for additional detail regarding the items in the table.

(3)	Includes Cash and cash equivalents of $27.4 and $68.7, Inventories of $238.2 and $207.6, and net Trade receivables of $114.4 and $96.5 at June 30, 2008, and December 31, 2007, respectively.